3: Fulbright & Jaworski Document

DXP ENTERPRISES, INC.

7272 Pinemont

Houston, Texas 77040

713/996-4700

June 15, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of DXP Enterprises, Inc. to be held at 9:00 a.m., Central Daylight Time, on Thursday, July 27, 2006, at our offices, 7272 Pinemont, Houston, Texas 77040.

This year you will be asked to consider a proposal concerning the election of directors. This matter is explained more fully in the attached proxy statement, which you are encouraged to read.

The Board of Directors recommends that you approve the proposals and urges you to return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting.

Thank you for your cooperation.

Sincerely,

David R. Little

Chairman of the Board,

President and Chief Executive Officer

47:

DXP ENTERPRISES, INC.

7272 Pinemont

Houston, Texas 77040

Notice of Annual Meeting of Shareholders to be Held July 27, 2006

The Annual Meeting of the Shareholders of DXP Enterprises, Inc., a Texas corporation, will be held on Thursday, July 27, 2006, at 9:00 a.m., Central Daylight Time, at the DXP Enterprises, Inc. offices at 7272 Pinemont, Houston, Texas 77040, for the following purposes:

(1) To elect four directors to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified, and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on May 31, 2006, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Mac McConnell, Secretary

June 15, 2006

DXP ENTERPRISES, INC.

Proxy Statement

For Annual Meeting of Shareholders

to be Held July 27, 2006

This Proxy Statement is furnished to the shareholders of DXP Enterprises, Inc., 7272 Pinemont, Houston, Texas 77040 (Tel. No. 713/996-4700), in connection with the solicitation by the Board of Directors of DXP (the "Board") of proxies to be used at the annual meeting of shareholders to be held on Thursday, July 27, 2006, at 9:00 a.m., Central Daylight Time, at the DXP offices, 7272 Pinemont, Houston, Texas 77040, or any adjournment thereof.

Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted for the director nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Corporate Secretary at 7272 Pinemont, Houston, TX 77040 at or prior to the meeting. This Proxy Statement and accompanying form of proxy are to be mailed on or about June 15, 2006, to shareholders of record on May 31, 2006 (the "Record Date").

At the close of business on the Record Date, there were outstanding and entitled to vote 5,123,134 shares of Common Stock, 1,122 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and 15,000 shares of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and only the holders of record on such date are entitled to vote at the meeting.

The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The holders of record of Series A Preferred Stock and Series B Preferred Stock on the Record Date will be entitled to one-tenth of one vote per share on each matter presented to such holders at the meeting voting together with the holders of Common Stock as a single class. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is necessary to constitute a quorum for the transaction of business at the meeting.

Shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class, held by shareholders present in person or represented by proxy, including shares held by shareholders that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present at the meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the meeting, the broker cannot vote the shares, although they will be counted in determining whether a quorum is present. Accordingly, these broker non-votes and abstentions would not be treated as a vote for or against a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter (such as the election of directors).

The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class and entitled to vote at the meeting is required for the election of directors. The affirmative vote of the holders of shares representing at least a majority of the votes cast by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class and entitled to vote at the meeting is required for the approval of other matters to be voted upon at the meeting.

MATTERS TO COME BEFORE THE MEETING

Proposal 1: Election of Directors

At the meeting, four directors are to be elected for a one-year term expiring at the 2007 Annual Meeting of Shareholders.

The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to elect the four nominees for election to the Board. All directors hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

It is the intention of the persons named in the proxies for the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. Management does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board. In accordance with DXP's by-laws and Texas law, a shareholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote on the election of directors, will be elected directors.

The persons listed below have been nominated for election to fill the four director positions to be elected by the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.

NOMINEE	AGE	POSITION	SINCE
David R. Little	54	Chairman of the Board, President and Chief Executive Officer	1996
Cletus Davis	76	Director	1996
Kenneth H. Miller	67	Director	1996
Timothy P. Halter	40	Director	2001

Information Regarding Nominees and Directors

Background of Nominees for Director

David R. Little. Mr. Little has served as Chairman of the Board, President and Chief Executive Officer of DXP since its organization in 1996 and also has held these positions with SEPCO Industries, Inc., a wholly owned subsidiary of the Company ("SEPCO"), since he acquired a controlling interest in SEPCO in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President.

Cletus Davis. Mr. Davis has served as a Director of DXP since 1996. Mr. Davis is an attorney practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. From May 1988 to February 1992, Mr. Davis was a member of the law firm of Wood, Lucksinger & Epstein. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C.

Kenneth H. Miller. Mr. Miller has served as a Director of DXP since 1996. Mr. Miller also served as a Director of SEPCO from April 1989 to 1996. Mr. Miller is a Certified Public Accountant and has been a solo practitioner since 1983.

Timothy P. Halter.  Mr. Halter has served as a Director of DXP since July 2001.  Mr. Halter is the Chairman and CEO of Halter Financial Group, Inc., a position he has held since 1995.  Mr. Halter held the position of President of Halter Financial Group, Inc., from 1995 through June 2006. Halter Financial Group is a Dallas, Texas based consulting firm specializing in the areas of mergers, acquisitions and corporate finance.  During 2001, 2002, and 2003, Mr. Halter was also a Registered Representative with Founder's Equity Securities, Inc., a NASD member firm.  In 2003, Mr. Halter terminated his relationship with Founders' Equity Securities, Inc.  From February 2004, through June 23, 2004 Mr. Halter served as President of Boulder Acquisition Corp., a public company which was listed on the over the counter bulletin board and was not conducting business operations. Mr. Halter is no longer affiliated with Boulder Acquisition Corp. From February 2004, through July 2005,  Mr. Halter served as the sole officer and director of Donar Enterprises, Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations.  Mr. Halter is no longer affiliated with Donar Enterprises, Inc.  From May 2005, through October 2005, Mr. Halter served as the sole officer and director of TS Electronics Inc., a public company which was listed on the over the counter bulletin board and was not conducting business operations. Mr. Halter is no longer affiliated with TS Electronics Inc. From November 2005, through December 2005,  Mr. Halter served as the sole officer and director of Las Vegas Resorts Corporation, a public company which was listed on the over the counter bulletin board and was not conducting business operations.  Mr. Halter is no longer affiliated with Las Vegas Resorts Corporation. During October 2005, and December 2005, Mr. Halter became the sole officer and director of Nevstar Corporation and MGCC Investment Strategies, Inc., respectively. Each of these two companies is public, listed on the over the counter bulletin board and is not currently conducting business operations. Mr. Halter currently serves on the board of the National Investment Banking Association and position he has held since 2005.

Corporate Governance and Other Board Matters

DXP is committed to having sound corporate governance principles. Having such principles is essential to running DXP's business efficiently and maintaining DXP's integrity in the marketplace.

Code of Ethics

DXP has adopted a code of business conduct and ethics for directors, officers (including DXP's principal executive officer, principal financial officer and controller) and employees, known as the Business Ethics Policy. The Business Ethics Policy is available on DXP's website at http://www.DXPE.com. DXP intends to post amendments to or waivers, if any, from its Business Ethics Policy (to the extent applicable to DXP's principal executive officer, principal financial officer or controller, or persons performing similar functions) at the same location on the DXP website.

Board Independence

The Board has determined that each of the current directors standing for re-election, except the Chairman of the Board and Chief Executive Officer, has no material relationship with DXP (either directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is "independent" within the requirements of the NASDAQ listing standards. Furthermore, the Board has determined that each of the members of each of the committees has no material relationship with DXP (directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is "independent" within the requirements of the NASDAQ listing standards.

Board Structure and Committee Composition

The Board has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. During the fiscal year ended December 31, 2005, the Board of Directors met four times, the Compensation Committee met four times, the Nominating and Governance Committee met three times, and the Audit Committee met four times. Each director attended all of the meetings of the Board of Directors and committees of which he is a member. DXP does not have a policy regarding director attendance at annual meetings of DXP shareholders. One director attended the last meeting of shareholders.

Messrs. Davis, Miller and Halter are the members of the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee

DXP has a separately-designated standing Audit Committee, which assists the Board in fulfilling its responsibilities for general oversight of the integrity of DXP's financial statements, DXP's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, and the performance of DXP's independent auditors. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter; appoints, evaluates and determines the compensation of DXP's independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews DXP's disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on DXP's financial statements. The Audit Committee works closely with management as well as DXP's independent auditors. The Audit Committee has the further responsibility of overseeing DXP's Business Ethics Policy. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Board has determined that Audit Committee member Kenneth H. Miller is an audit committee financial expert as defined by Item 401(h) of Regulation S-K, as adopted by the Securities and Exchange Commission and is independent within the meaning of the NASDAQ listing standards. The report of the Audit Committee is included herein beginning on page 14. The charter of the Audit Committee is available on DXP's website at http://www.DXPE.com.

Compensation Committee

The Compensation Committee discharges the Board's responsibilities relating to compensation of DXP's executive officers and directors; produces an annual report on executive compensation for inclusion in DXP's proxy statement; provides general oversight of equity compensation plans; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include: reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending DXP's incentive compensation for executive officers and stock compensation programs (subject to shareholder approval if required); recommending to the Board director compensation; monitoring director and executive stock ownership; and annually evaluating its charter. The report of the Compensation Committee is included herein beginning on page 8.

The charter for the Compensation Committee is available on DXP's website at http://www.DXPE.com.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board's duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include: annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and Chief Executive Officer and presenting the results of the review to the Board and to the Chairman and Chief Executive Officer; reviewing and recommending proposed changes to DXP's charter or bylaws and Board committee charters; recommending Board committee assignments; reviewing governance-related shareholder proposals and recommending Board responses; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

The charter for the Nominating and Governance Committee is available on DXP's website at http://www.DXPE.com.

Consideration of Shareholder Nominations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Directors." In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "Director Qualifications." Any shareholder nominations proposed for consideration by the Nominating Committee in accordance with DXP's Bylaws and the Nominating and Governance Committee Charter should include the nominee's name and qualifications for board membership and should be addressed to:

Corporate Secretary

DXP Enterprises, Inc.

7272 Pinemont

Houston, TX 77040

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with longstanding DXP values and standards. They should have broad experience at the policy-making level in business, government, education or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current board members, professional search firms, shareholders, or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. The Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for DXP's annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee will review materials provided in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee will seek to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors are held at least two times a year. The sessions are scheduled and chaired by the Chair of the Audit Committee. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

Securityholders may communicate with the Board by submitting an e-mail to the attention of the Board of Directors at hr@dxpe.com or by mailing correspondence to the Board of Directors c/o Human Resources, 7272 Pinemont, Houston, Texas 77040. All such correspondence will be forwarded to the Board. Communications that are intended specifically for non-management directors should be sent to the attention of the Audit Committee. All such correspondence will be forwarded to the Chairman of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 31, 2006, with respect to (i) persons known to DXP to be beneficial holders of five percent or more of either the outstanding shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) named executive officers and directors of DXP and (iii) all executive officers and directors of DXP as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock listed below.
	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)
NAME & ADDRESS OF BENEFICIAL OWNER (1)	COMMON STOCK	%	SERIES A PREFERRED STOCK	%	SERIES B PREFERRED STOCK	%
David C. Vinson (3)	1,782,296	32.1%			15,000	100.0%
David R. Little (4)	1,050,649	19.8%
J. Michael Wappler (5)	11,755	*
Mac McConnell (6)	88,561	1.7%
Timothy P. Halter, Director (7)	24,811	*
Kenneth H. Miller, Director	0	*
Cletus Davis, Director	34,600	*
All executive officers, directors and nominees as a group (7 persons) (8)	2,992,672	51.6%			15,000	100.0%
Donald E. Tefertiller (9)			374	33.3%
Norman O. Schenk (9)			374	33.3%
Charles E. Jacob (9)			187	16.7%
Ernest E. Herbert (9)			187	16.7%
* Less than 1%

  Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of May 31, 2006 have been exercised or converted. The business address for all listed beneficial owners is 7272 Pinemont, Houston, Texas, 77040, unless otherwise noted.

  Unless otherwise noted, DXP believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by them.

  Includes 1,362,180 shares of Common Stock and 15,000 shares of Series B Preferred Stock owned by the Kacey Joyce, Andrea Rae and Nicholas David Little 1988 Trusts (the "Trusts") for which Mr. Vinson serves as trustee. Because of this relationship, Mr. Vinson may be deemed to be the beneficial owner of such shares and the 420,000 shares of Common Stock issuable upon conversion of the 15,000 shares of Series B Preferred Stock held by the Trusts.

  Includes 175,000 shares of Common Stock issuable to Mr. Little upon exercise of options.
  Includes 11,755 shares of Common Stock issuable to Mr. Wappler upon exercise of options.
  Includes 50,726 shares of Common Stock issuable to Mr. McConnell upon exercise of options.
  Includes 20,000 shares of Common Stock issuable to Mr. Halter upon exercise of options.

(8) See notes (1) through (7)

(9) The addresses for Donald Tefertiller, Norman O. Schenk, Charles Jacob and Ernest E. Hebert are 4425 Congressional Drive, Corpus Christi, Texas 78413, 4415 Waynesboro, Houston, Texas 77035, P.O. Box 57, Kenner, Louisiana and 7272 Pinemont Drive, Houston, Texas, 77040, respectively.

EXECUTIVE OFFICERS AND COMPENSATION

The following section sets forth the names and background of the named executive officers.

Background of Executive Officers

NAME	OFFICES HELD	AGE
David R. Little	Chairman of the Board, President and Chief Executive Officer	54
Mac McConnell	Senior Vice President/Finance, Chief Financial Officer and Secretary	52
J. Michael Wappler	Senior Vice President/Business to Business	53
David C. Vinson	Senior Vice President/IPS/Logistics	55

For further information regarding the background of Mr. Little, see "Information Regarding Nominees and Directors - Background of Nominees for Director".

Mac McConnell. Mr. McConnell was elected Senior Vice President/Finance and Chief Financial Officer in September 2000. From February 1998 until September 2000, Mr. McConnell served as Senior Vice President, Chief Financial Officer and a director of Transportation Components, Inc., a NYSE listed distributor of truck parts. From December 1992 to February 1998, he served as Chief Financial Officer of Sterling Electronics Corporation, a NYSE listed electronics parts distributor, which was acquired by Marshall Industries, Inc., in 1998. From 1990 to 1992, Mr. McConnell was Vice President-Finance of Interpak Holdings, Inc., a publicly traded company involved in packaging and warehousing thermoplastic resins. From 1976 to 1990, he served in various capacities, including partner, with Ernst & Young LLP.

J. Michael Wappler. Mr. Wappler was elected Senior Vice President/Sales and Marketing in October 2000. Mr. Wappler has served in various capacities with DXP since his employment in 1986, including Senior Vice President/Operations and Vice President/Corporate Development.

David C. Vinson. Mr. Vinson was elected Senior Vice President/Operations in October 2000. From 1996 until October 2000, Mr. Vinson served as Vice President/Traffic, Logistics and Inventory. Mr. Vinson has served in various capacities with DXP since his employment in 1981.

All officers of DXP hold office until the regular meeting of directors following the annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

Compensation Committee Report

The Compensation Committee is composed of Cletus Davis, Timothy Halter and Kenneth Miller. The purpose of the Compensation Committee is to review, approve and make recommendations to the Board on matters regarding the compensation of officers, directors, employees, consultants and agents of DXP and act as the administrative committee for any stock plans of DXP. The Compensation Committee makes its compensation decisions based upon its own research and analysis. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for, compensation consultants, legal, accounting and other advisors as the Compensation Committee deems necessary to carry out its duties.

The Compensation Committee believes that DXP's success depends upon a highly qualified and stable management team. DXP believes that the stability of a management team is important to its success and has adopted a strategy to (i) compensate its executive officers through a stable base salary set at a sufficiently high level to retain and motivate such officers, (ii) link a portion of their compensation to their individual and DXP's performance and (iii) provide a portion of their compensation in a manner that aligns the financial interests of DXP's executive officers with those of DXP's shareholders.

The major components of DXP's executive compensation program consist of base salary, incentive compensation tied to DXP's performance and equity participation in the form of stock ownership and stock options.

Base Salary

Base salaries for executives are influenced by both objective and subjective criteria. Salaries are determined by reviewing the executive level of responsibility, tenure, prior year compensation and effectiveness of the management team. In setting compensation levels for positions other than the Chief Executive Officer, the Compensation Committee considers recommendations from the Company's Chief Executive Officer. The Compensation Committee believes executive base salaries and incentive compensation for 2005 were reasonable based upon the duties and responsibilities of those executives.

Incentive Compensation

The Compensation Committee believes incentive compensation tied to DXP's performance is a key component of executive compensation. The incentive compensation for the executive officers ranges from 0% to 200% of the base salary portion of their annual compensation package. The Compensation Committee believes this type of incentive compensation motivates the executive to focus on the DXP's performance. Additionally, poor performance by DXP results in lower compensation for the executives.

Restricted Stock and Other Equity Based Awards

The Compensation Committee believes equity participation is a key component of the executive compensation program. Restricted stock and other equity based awards are granted to executives based upon the officer's past and anticipated contribution to the growth and profitability of DXP. The Compensation Committee also believes that the granting of restricted stock and other equity based awards enhances shareholder value by aligning the financial interests of the executive with those of the shareholders.

Chief Executive Officer's 2005 Compensation

Mr. Little's annual salary for 2005 was $300,000, the same as for 2004. Mr. Little's compensation program includes an incentive bonus of 5% of DXP's profit before tax. This incentive bonus amounted to $430,776 for 2005. The incentive bonus directly links a significant portion of Mr. Little's compensation to DXP's profit before tax. In recognition of the 97% increase in DXP's income before taxes in 2005 from 2004, the Compensation Committee awarded Mr. Little a discretionary bonus of $100,000 for 2005.

The undersigned members of the Compensation Committee have submitted this report to the Board.

Kenneth H. Miller, Chairman

Cletus Davis

Timothy P. Halter

Summary of Compensation

Set forth in the following table is certain compensation information concerning our Chief Executive Officer and each of our other most highly compensated executive officers as to whom the total annual salary and bonus for the fiscal year ended December 31, 2005, exceeded $100,000.

SUMMARY COMPENSATION TABLE
		ANNUAL COMPENSATION			LONG TERM COMPEN-SATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY (1) ($)	BONUS ($)	OTHER ANNUAL COMPEN- SATION ($)(2)	SECURITIES UNDER- LYING OPTIONS (#)	ALL OTHER COMPEN- SATION (3) ($)
David R. Little President and Chief Executive Officer	2005 2004 2003	348,000 348,000 276,262	530,776 318,803 225,518	40,101 18,958 --	-- -- --	4,200 4,100 6,000
Mac McConnell Senior V.P. Finance and Chief Financial Officer	2005 2004 2003	172,128 172,395 152,408	64,616 32,820 24,195	-- --	-- --	4,200 2,988 3,016
J. Michael Wappler Senior V.P. Sales & Marketing	2005 2004 2003	141,888 140,617 125,693	129,233 65,641 48,389	-- -- --	-- -- --	4,200 1,735 1,624
David C. Vinson Senior V.P. Operations	2005 2004 2003	149,000 149,000 133,708	86,155 43,760 32,260	-- -- --	-- -- --	4,200 3,275 2,042

  Salary information includes base salary and automobile allowance. For 2005 and 2004 the car allowance for Mr. Little was $48,000.
  The amount reported for Mr. Little as Other Annual Compensation includes $16,327 for 2005 and $17,758 for 2004 of expenses associated with country club memberships and $23,774 for 2005 and $1,200 for 2004 as an estimate of the incremental cost of personal use of DXP aircraft. DXP has used a methodology that includes incremental cost such as aircraft fuel, landing and parking services, crew travel expenses, in-flight food and beverages and other expenses.
  Amounts of "All Other Compensation" reflect matching contributions pursuant to our 401K plan.

Stock Option Exercises and December 31, 2005 Stock Option Value Table

The following table shows certain information concerning options exercised during 2005 by the named executive officers and the number and value of unexercised options at December 31, 2005. DXP has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 2005 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of DXP common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired on Exercise (1)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End ($) (3) Exercisable/Unexercisable
David R. Little	800,000	10,880,000	275,000/--	$4,469,000/--
Mac McConnell	--	--	200,000/--	$3,166,000/--
David C. Vinson	15,000	63,768	14,000/--	$220,800/--
J. Michael Wappler	30,000	566,253	28,000/--	$441,600/--
  The figures shown are the number of shares covered by the exercised stock options.
  The amounts shown are the differences between the per-share stock option exercise prices and fair market values of DXP common stock on the dates of exercise, multiplied by the number of shares covered by the exercised stock options.
  The dollar amounts shown are the differences between the per-share stock option exercise prices and the closing price of DXP common stock on December 31, 2005 of $17.20 per share, multiplied by the number of shares covered by the unexercised options.

Stock Performance

The following performance graph compares the performance of DXP Common Stock to the Dow Jones Industrial Services Index, the NASDAQ Industrial Index and the NASDAQ Composite (US). The graph assumes that the value of the investment in DXP Common Stock and in each index was $100 at December 31, 2000, and that all dividends were reinvested.

951:

EQUITY COMPENSATION TABLE

The following table provides information regarding shares covered by the Company's equity compensation plans as of December 31, 2005:
Plan category	Number of Shares to be Issued on Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	621,430	$1.44	300,000	(1)
Equity compensation plans not approved by shareholders	-	N/A	-
Total	621,430	$1.44	300,000

  Represents shares of common stock authorized for issuance under the 2005 Restricted Stock Plan.

Compensation of Directors

DXP pays each non-employee director $2,000 per committee or Board meeting attended, not to exceed $2,000 in the event two or more meetings occur on the same day. In addition, DXP reimburses travel expenses relating to service as a director. In 2005, Messrs. Davis, Halter and Miller each received $8,000 for attendance at board and committee meetings.

Employment Agreements

The Company has entered into an employment agreement (the "Little Employment Agreement"), effective January 1, 2004, as amended, with Mr. Little. The Little Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. The Little Employment Agreement provides for compensation in a minimum amount of $300,000 per annum, to be reviewed at least annually for possible increases, monthly bonuses equal to 5% of the profit before tax of DXP as shown on the books and records of DXP at the end of each month, a $4,000 per month car allowance, and other perquisites in accordance with DXP policy. In the event Mr. Little terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Good Cause" (as defined therein), Mr. Little would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Little Employment Agreement, (ii) an amount equal to the sum of the most recent 12 months of bonus paid to him, (iii) two times the sum of his current annual base salary plus the total of the most recent 12 months of bonuses, (iv) all compensation previously deferred and any accrued interest thereon, and any accrued vacation pay not yet paid by the Company, and (v) continuation of benefits under the Company's benefit plans for the current employment period. Mr. Little is also entitled under the Little Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control or any payment of distribution made to him.

DXP has entered into an employment agreement (the "McConnell Employment Agreement"), effective as of October 1, 2000, with Mr. McConnell. The McConnell Employment Agreement is for a term of one year, renewable automatically for a one-year term. The McConnell Employment Agreement provides for (i) base salary ("Salary") in the minimum amount of $150,000 per annum, and (ii) other perquisites in accordance with DXP policy. The McConnell Employment Agreement provides for a bonus: Mr. McConnell is entitled to a quarterly bonus of three quarters of one percent of the quarterly profit before tax of DXP, excluding sales of fixed assets and extraordinary items. The aggregate of the quarterly bonuses in any one year may not exceed twice the annual base salary. In the event Mr. McConnell terminates his employment for "Good Reason" (as defined therein), or is terminated by DXP for other than "Cause" (as defined therein), he would receive (i) 12 monthly payments each equal to one month of the current Salary, (ii) a termination bonus equal to the previous four quarterly bonuses and (iii) any other payments due through the date of termination. In the event Mr. McConnell dies, becomes disabled, or terminates the McConnell Employment Agreement with notice or the McConnell Employment Agreement is terminated by DXP for Cause, Mr. McConnell or Mr. McConnell's estate, as applicable, would receive all payments then due him under the McConnell Employment Agreement through the date of termination.

Benefit Plans

Restricted Stock Plan

The DXP Enterprises, Inc., Restricted Stock Plan ("Restricted Stock Plan") was approved by shareholders on July 15, 2005. The Restricted Stock Plan authorizes the grant of up to an aggregate of 300,000 shares of common stock in the form of restricted stock awards as well as other awards. Employees, directors and consultants of DXP are eligible to participate in the Restricted Stock Plan. No awards were granted under the Restricted Stock Plan in 2005. The Restricted Stock Plan provides that on each July 1 during the term of the plan, each non-employee director of DXP will be granted 3,000 shares of restricted stock. The Restricted Stock Plan is administered by the Compensation Committee.

Long-Term Incentive Plan

In August 1996, DXP established the Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options, restricted stock awards and performance awards to certain key employees. The LTIP is administered by the Compensation Committee.

As of January 1 of each year the LTIP is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the LTIP, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year, the number of shares available will be increased by an amount such that the total number of shares available for issuance under the LTIP equals 5% of the total number of shares of Common Stock outstanding, not including any shares issued under the LTIP. Lapsed, forfeited or canceled awards will not count against these limits. Cash exercises of SARs and cash settlement of other awards will also not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the LTIP (without reduction for issuances). No grants were awarded in 2004 or 2005 under the LTIP. No future grants of awards will be made under the LTIP.

Employee Stock Option Plan

The Board of Directors and shareholders approved the Employee Stock Option Plan in 1999. The purpose of the Employee Stock Option Plan is to provide those persons who have substantial responsibility for the management and growth of DXP with additional incentives by increasing their ownership interests in DXP. Individual awards under the Employee Stock Option Plan may take the form of either incentive stock options or non-qualified stock options, the value for which is based in whole or in part upon the value of the Common Stock.

The Compensation Committee administers the Employee Stock Option Plan and selects the individuals who will receive awards and establishes the terms and conditions of those awards. The maximum number of shares of Common Stock authorized under the Employee Stock Option Plan was 900,000. No grants were awarded in 2004 and 2005. No future grants of awards will be made under the Employee Stock Option Plan.

Non-Employee Director Stock Option Plan

The Board adopted the Non-Employee Director Stock Option Plan on April 19, 1999, which was approved by the shareholders on June 8, 1999. In March 2005 the Board of Directors amended the Non-Employee Director Stock Option Plan to change the date of the automatic grant from July 1 to May 15. The Non-Employee Director Stock Option Plan, as amended, provides for (i) the grant of options to purchase 5,000 shares of Common Stock to any new non-employee director on the date of his or her election and (ii) the automatic annual grant on May 15 of options to purchase 10,000 shares of Common Stock to non-employee directors. DXP currently has three non-employee directors, each of whom is eligible to receive grants under the Non-Employee Director Stock Option Plan. Under the terms of the Non-Employee Director Stock Option Plan, the exercise price of each option will be the closing sale price of the Common Stock on the date of the grant. Under the Non-Employee Director Stock Option Plan, an aggregate of 200,000 shares of Common Stock have been authorized and reserved for issuance to non-employee directors. No future grants of awards will be made under the Non-Employee Director Stock Option Plan.

For the fiscal year ended December 31, 2005, Messrs. Davis, Halter, and Miller each received an option on May 15, 2005 to purchase 10,000 shares of DXP Common Stock, pursuant to the Non-Employee Director Stock Option Plan.

Certain Relationships and Related Transactions

A company wholly owned by Mr. Wappler is reimbursed by DXP for Mr. Wappler's and other DXP employees' business use of a plane owned and operated by such company. During 2005, DXP reimbursed such company for an aggregate of $38,700 for business use of the plane during 2005.

Mr. Vinson is the trustee of three trusts for the benefit of Mr. Little's children, each of which holds 454,060 shares of Common Stock and 5,000 shares of Series B Preferred Stock. Mr. Vinson exercises sole voting and investment power over the shares held by such trusts.

Prior to 2002, the Board had approved DXP making advances and loans to Mr. Little. During 2001 the advances and loans to Mr. Little were consolidated into three notes receivable, each bearing a fixed rate of interest of 3.97 percent per annum and due December 30, 2010. Accrued interest is due annually. On March 31, 2004 and as approved by the Board, DXP exchanged two of the notes receivable from Mr. Little with a face value of $338,591, including accrued interest, for 80,619 shares of Common Stock held by three trusts for the benefit of Mr. Little's children. The shares were valued at the $4.20 per share closing market price on March 31, 2004. The balance of the remaining notes was $840,000 and $880,000 at December 31, 2005 and 2004, respectively. During 2005 Mr. Little paid $34,936 of accrued interest and $40,000 of principal to DXP. The largest balance of the note during 2005 was $880,000. The balance of the note outstanding at May 31, 2006 was $840,000. The note is secured by 677,267 shares of DXP common stock.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of DXP's financial statements, DXP's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of DXP's independent auditors. The Audit committee manages DXP's relationship with its independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from DXP for such advice and assistance.

DXP's management has primary responsibility for preparing DXP's financial statements and DXP's financial reporting process. DXP's independent auditors, Hein & Associates LLP, are responsible for expressing an opinion on the conformity of DXP's audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

  The Audit Committee has reviewed and discussed the audited financial statements with DXP's management.

  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees") and has discussed with the independent auditors the independent auditors' independence.

  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in DXP's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board.

Cletus Davis, Chairman

Timothy P. Halter

Kenneth H. Miller

PRINCIPAL AUDITOR FEES AND SERVICES

Hein & Associates LLP ("Hein") served as independent auditors for the fiscal year ended December 31, 2005. Hein has been engaged by the Audit Committee to review DXP's unaudited interim financial information before DXP files its Forms 10-Q during 2006. The Audit Committee expects to engage Hein as independent auditors for the year ended December 31, 2006 at its Audit Committee Meeting in July 2006. Representatives of Hein are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Incurred by DXP for Hein & Associates LLP

The following table shows the fees paid or accrued by DXP for the audit and other services provided by Hein & Associates LLP for fiscal 2004 and 2005.

	2004	2005
Audit Fees (1)	$102,500	$124,500
Audit-Related Fees	--	--
Tax Fees (2)	38,297	42,826
All Other Fees	--	--
Total	$140,797	$167,326

The Audit Committee considers the provision of services by Hein not related to the audit of DXP's financial statements and the review of DXP's interim financial statements when evaluating Hein's independence.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by DXP's independent auditors and associated fees up to a maximum for any one non-audit service of $10,000, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. During 2005 all audit-related and non-audit services were pre-approved by the Audit Committee.

_______________________________

  Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements.

  Tax fees represent fees for professional services provided in connection with federal and state tax compliance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires DXP's officers, directors and persons who own more than 10% of a registered class of DXP equity securities to file statements on Form 3, Form 4, and Form 5 with the Securities and Exchange Commission regarding ownership. Officers, directors and greater than 10% stockholders are required by the regulation to furnish us with copies of all Section 16(a) reports which they file. Based solely on a review of copies of such reports furnished to us we believe that all filing requirements were met during the fiscal year ended December 31, 2005.

PROPOSALS FOR NEXT ANNUAL MEETING

Any proposals of shareholders intended to be included in DXP's proxy statement for the 2007 Annual Meeting of Shareholders must be received by DXP at its principal executive offices, 7272 Pinemont, Houston, Texas 77040, no later than February 20, 2006, in order to be included in the proxy statement and form of proxy relating to that meeting.

For any proposal of a shareholder intended to be presented at the 2007 Annual Meeting of Shareholders but not included in DXP's proxy statement for such meeting, the shareholder must provide notice to DXP of the proposal no later than May 5, 2007. These requirements are separate and apart from and in addition to the requirements of federal securities laws with which a shareholder must comply to have a shareholder proposal included in DXP's Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934.

OTHER MATTERS

We know of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

The cost of solicitation of proxies in the accompanying form will be paid by DXP. In addition to solicitation by use of the mails, certain directors, officers or employees, who will not receive any additional compensation for the solicitation of proxies, may solicit the return of proxies by telephone, telegram or personal interview.

DXP ENTERPRISES, INC.

PROXY - ANNUAL MEETING OF SHAREHOLDERS

July 27, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Common Stock of DXP Enterprises, Inc. ("DXP") hereby appoints David R. Little and Mac McConnell, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Thursday, July 27, 2006, at 9:00 a.m., Houston time, at the offices of DXP, 7272 Pinemont, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

(continued and to be signed on other side)

(1) ELECTION OF DIRECTORS:
FOR all of the nominees listed below [ ] (except as indicated to the contrary below)	WITHHOLD AUTHORITY [ ] to vote for election of directors
NOMINEES: David R. Little, Cletus Davis, Timothy P. Halter, and Kenneth H. Miller.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.) __________________________________________________

(2) In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted FOR the election of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, FOR another Nominee or other nominees to be selected by the Board of Directors. If any other matter should be presented properly, this proxy will be voted in accordance with the direction of the persons named herein.

Signature of Shareholder(s):	Date: ________________ 2006
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

DXP ENTERPRISES, INC.

PROXY - ANNUAL MEETING OF SHAREHOLDERS

July 27, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Preferred Stock of DXP Enterprises, Inc. ("DXP") hereby appoints David R. Little and Mac McConnell, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Thursday, July 27, 2006, at 9:00 a.m., Houston time, at the offices of DXP, 7272 Pinemont, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

(continued and to be signed on other side)

(1) ELECTION OF DIRECTORS:
FOR all of the nominees listed below [ ] (except as indicated to the contrary below)	WITHHOLD AUTHORITY [ ] to vote for election of directors
NOMINEES: David R. Little, Cletus Davis, Timothy P. Halter, and Kenneth H. Miller.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.) __________________________________________________

(2) In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted FOR the election of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, FOR another Nominee or other nominees to be selected by the Board of Directors. If any other matter should be presented properly, this proxy will be voted in accordance with the direction of the persons named herein.

Signature of Shareholder(s):	Date: ________________ 2006
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.